Calculation of Filing Fee Tables
Form S-3
(Form Type)
Stem, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Warrants to purchase Common Stock(1)	Rule 457(i)	439,919(2)	$—(4)	$—	$—	$—
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share, underlying the Warrants(1)	Rule 457(c)	439,919(3)	$45.3150(5)	$19,934,929.49	$0.00015310	$3,052.04
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
Total Offering Amounts						$19,934,929.49		$3,052.04
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fee Due								$3,052.04

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.
(2)Represents the maximum number of warrants being registered for resale, each with an exercise price of $30.00 per share of Common Stock.
(3)The amount registered consists of up to 439,919 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock.
(4)Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Warrants, including the exercise price of the Warrants, has been allocated to the underlying Common Stock included in the registration fee.
(5)Pursuant to Rule 457(c) and Rule 457(i) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price per unit is the sum of the average of the high and low prices of the shares of Common Stock as reported on The Nasdaq Capital Market on August 29, 2025 ($15.3150) (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act) and the warrant exercise price per share of Common Stock ($30.00).